Exhibit 99.1

NEWS RELEASE

VIAVI Announces Share Exchange for $103.463 Million Aggregate Principal Amount of its 1.625% Convertible Senior Notes Due 2026

Chandler, Arizona, December 16, 2025 – (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI” or the “Company”) today announced that it has entered into separate, privately negotiated agreements with a limited number of holders (the “Transaction Participants”) of its existing 1.625% Convertible Senior Notes due 2026 (the “2026 Notes”) to exchange an aggregate principal amount of $103.463 million of 2026 Notes for an aggregate of 7,871,043 shares (“Shares”) of VIAVI’s common stock (the “Exchange”) at a price per share of $17.88.

The Exchange is expected to close on or about December 22, 2025, subject to customary closing conditions. Immediately following the Exchange, approximately $49.037 million in aggregate principal amount of the 2026 Notes will remain outstanding. VIAVI will not receive any cash proceeds from the Exchange. The Exchange will facilitate the Company’s plan to prepay, over the next twelve months, a minimum of $100 million of the $600 million Term Loan Credit Facility executed in October 2025.

The Transaction Participants are reasonably believed to be institutional “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act and “qualified institutional buyers” as defined in Rule 144A promulgated under the Securities Act. The offer and sale of the Shares have not been registered under the Securities Act or under any state securities laws and may not be offered or sold without registration under, or an applicable exemption from, the registration requirements of the Securities Act and any applicable state securities laws. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.

About VIAVI Solutions
VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions for telecommunications, cloud, enterprises, first responders, military, aerospace and railway. VIAVI is also a leader in light management technologies for 3D sensing, anti-counterfeiting, consumer electronics, industrial, automotive, government and aerospace applications.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements include statements regarding the Company's current expectations regarding the transactions described in this press release, including future plans regarding debt prepayment, and can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements involve risks and uncertainties that could cause the Company’s results to differ materially from management’s current expectations. For more information on these risks, please refer to the "Risk Factors" section included in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2025. The forward-looking statements contained in this press release are made as of the date hereof and the Company assumes no obligation to update such statements.

VIAVI News Release

Press Contact:	Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com

Investor Contact:	Vibhuti Nayar, 408-404-6305; investor.relations@viavisolutions.com